Exhibit 99.1

Lennox International reports fourth-quarter earnings per share of $0.27 and full-year 2003 earnings per share of $1.28

     (Dallas, TX – February 4, 2004) — Lennox International Inc. (NYSE: LII) today announced fourth quarter and full-year 2003 earnings.

     LII’s sales for the fourth quarter of 2003 increased 11% to $779 million. In constant currencies, sales were up 6%. Operating income was $30 million, up from $13 million last year, with operating margin more than doubling to 3.9%. Net income was $16 million, or $0.27 per diluted share, compared with $5 million, or $0.08 per diluted share in the year-ago period. Foreign exchange rates benefited earnings per share in the fourth quarter by $0.04.

     Sales for full-year 2003 were $3.1 billion, up 7% from 2002, when adjusted for heat transfer revenue of $129 million included in the prior-year’s sales – essentially all of which is now part of LII’s joint venture with Outokumpu and no longer reported by LII. Foreign exchange rates benefited revenue by 3%. Sales outside the U.S. and Canada accounted for 13% of total LII revenue. Operating income for the year grew 19% to $150 million, with operating margins expanding 70 basis points to 4.9% of sales. Before the cumulative effect of an accounting change in 2002, net income increased 31% in 2003 to $77 million, and diluted earnings per share rose from $1.00 to $1.28 on the same basis.

     LII also generated very strong free cash flow of $113 million in 2003. Free cash flow consists of cash from operations of $55 million, less capital expenditures of $41 million, and excludes a $99 million reduction in the balance of the company’s asset securitization program. Over the past three years, LII has used its cash flow to reduce total debt by $328 million. In 2003, operational working capital improved to 18.9% of sales from 19.6% the prior year.

     “2003 was a very successful year for LII, with financial performance that exceeded our previous guidance,” said Bob Schjerven, chief executive officer. “As we sharpened our focus on our three core businesses, we achieved a substantial improvement in our profitability, generated strong free cash flow and finished the year with a stronger balance sheet. Our businesses are well positioned for profitable growth and we are optimistic about 2004.”

     For 2004, the company said it expects diluted earnings per share will be in the range of $1.38 to $1.48, an 8% to 16% improvement over this year’s result. Cash flow is expected to continue to be strong, with cash flow from operations less capital expenditures, excluding the impact of changes in the asset securitization program balance, approaching net income.

Fourth Quarter Segment Performance

     Heating & Cooling revenue rose 14% in the fourth quarter of 2003 to $455 million. In constant currencies, sales were up 11%. Segment operating income increased 71% to $57 million, reflecting higher sales volumes and improved factory performance. Operating margins for the quarter rose to 12.6% from 8.4% in 2002.

     Outperforming its market, the Residential Heating & Cooling segment increased revenue by 14% during the quarter to $323 million, driven by growth at LII’s Lennox Industries and Armstrong units, as well as the company’s hearth products business. Adjusting for foreign exchange, sales were up 11%. Operating income increased to $44 million from $28 million last year, with operating margins expanding to 13.5% from 9.7%.

     Revenue in the Commercial Heating & Cooling segment was up 15%, or 10% adjusted for foreign exchange, to $132 million. Strong growth was achieved in national accounts and through the company’s dedicated commercial sales districts. While demand in Europe remains soft, LII’s European sales increased modestly. Segment operating income more than doubled to $14 million from $6 million last year, and operating margins improved to 10.4% from 5.2%.

     Service Experts revenue rose 4% to $244 million. Adjusted for currency fluctuations, sales declined 1%. The segment posted an operating loss of $10 million for the quarter, compared with a loss of $2 million in the previous year. Although Service Experts maintained top-line sales, price-driven margin erosion continued, and labor inefficiencies further reduced profitability. Inventory valuations, percent-of-completion contract adjustments, bad debt expenses, and severance – all primarily in the company’s Canadian operations – negatively affected segment earnings. The company has made a change in the leadership of the Canadian region and is moving ahead on the deployment of the STARS IT system in Canada to facilitate the consolidation of back-office accounting functions and improve the tracking of key business metrics.

     “While our manufacturing businesses are indeed running well, the performance of Service Experts remains unacceptable,” Schjerven said. “We have already moved to address specific issues in our Canadian operations. But with weak results throughout 2003 and no improvement evident in the fourth quarter, we are taking a more aggressive posture on turning Service Experts around.”

     The company will take action to refocus Service Experts on its original strategy, concentrating on profitable service, repair, and replacement opportunities in metropolitan markets. The company is in the process of closing four centers that were predominantly focused on longer-duration commercial new construction contracts and do not fit the original business strategy. These four centers incurred a combined operating loss of $4 million in 2003.

     “Our actions to move Service Experts to improved profitability will continue in 2004 and we will update our progress no later than our first quarter report in April of this year,” Schjerven said. “We are committed to taking whatever actions are necessary to realize Service Experts’ potential.”

     Refrigeration segment revenue rose 14%, but was down 1% in constant currencies. Sales growth in Europe and North America was offset by a decline in the Asia Pacific region. Segment operating income was $7 million, down from $9 million from last year. Operating margins declined to 7.2% from 9.5% in fourth quarter 2002. End-market demand remained sluggish, and price concessions necessary to maintain domestic sales volumes pressured margins.

Conference call scheduled

     LII has scheduled a conference call to discuss financial results for the fourth quarter and full-year 2003 on Thursday, February 5 at 9:30 a.m. (CST). All interested parties are invited to listen as Bob Schjerven, CEO, and Rick Smith, CFO, comment on the company’s operating results.

     To listen, please call the conference call line at 612-326-1019 ten minutes prior to the scheduled start time and use reservation number 717620. The number of connections for this call is limited to 200. This conference call will also be webcast on Lennox International’s web site at http://www.lennoxinternational.com..

     If you are unable to participate in this conference call, a replay will be available from 1:00 p.m. February 5 through February 12 by dialing 800-475-6701, access code 717620. This call will also be archived on the company’s web site.

     A Fortune 500 company operating in over 100 countries, Lennox International Inc. is a global leader in the heating, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII.” Additional information is available at: http://www.lennoxinternational.com or by contacting Bill Moltner, Vice President, Investor Relations, at 972-497-6670.

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see Lennox’ publicly available filings with the Securities and Exchange Commission. Lennox disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

LENNOX INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Twelve Months Ended December 31, 2003 and 2002
(In millions, except per share data)

	For the		For the
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

NET SALES	$779.2	$704.4	$3,087.3	$3,025.8
COST OF GOODS SOLD	525.3	483.5	2,064.9	2,074.1

Gross profit	253.9	220.9	1,022.4	951.7
OPERATING EXPENSES:
Selling, general and administrative expense	223.8	207.9	870.6	826.2
(Gains) losses and other expenses	—	1.0	1.9	(7.9)
Restructurings	—	(0.8)	—	7.8

Income from operations	30.1	12.8	149.9	125.6
INTEREST EXPENSE, net	6.9	6.8	28.7	31.8
OTHER INCOME	(1.3)	(0.3)	(2.5)	(0.9)

Income before income taxes and cumulative effect of accounting change	24.5	6.3	123.7	94.7
PROVISION FOR INCOME TAXES	8.3	1.3	46.9	35.9

Income before cumulative effect of accounting change	16.2	5.0	76.8	58.8

CUMULATIVE EFFECT OF ACCOUNTING CHANGE	—	—	—	(249.2)

Net income (loss)	$16.2	$5.0	$76.8	$(190.4)

INCOME PER SHARE BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE:
Basic	$0.28	$0.09	$1.32	$1.03
Diluted	$0.27	$0.08	$1.28	$1.00
CUMULATIVE EFFECT OF ACCOUNTING CHANGE PER SHARE:
Basic	$—	$—	$—	$(4.35)
Diluted	$—	$—	$—	$(4.23)
NET INCOME (LOSS) PER SHARE:
Basic	$0.28	$0.09	$1.32	$(3.32)
Diluted	$0.27	$0.08	$1.28	$(3.23)
AVERAGE SHARES:
Basic	58.9	57.8	58.4	57.3
Diluted	61.2	59.2	60.2	58.9

LENNOX INTERNATIONAL INC. AND SUBSIDIARIES

SEGMENT REVENUES AND OPERATING PROFIT
For the Three Months and Twelve Months Ended December 31, 2003 and 2002
(In millions)

	For the		For the
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Net Sales
Residential	$323.2	$284.0	$1,362.0	$1,249.1
Commercial	132.0	114.3	508.6	442.4

Heating and Cooling	455.2	398.3	1,870.6	1,691.5
Service Experts	244.1	235.7	935.8	943.8
Refrigeration	102.9	90.6	387.2	363.8
Corporate and other (a)	—	1.1	—	129.3
Eliminations	(23.0)	(21.3)	(106.3)	(102.6)

	$779.2	$704.4	$3,087.3	$3,025.8

Segment Profit (Loss) (b)
Residential	$43.7	$27.6	$154.4	$113.1
Commercial	13.7	6.0	39.6	19.1

Heating and Cooling	57.4	33.6	194.0	132.2
Service Experts	(10.3)	(2.1)	(7.1)	24.1
Refrigeration	7.4	8.6	34.2	34.6
Corporate and other (a)	(26.0)	(26.9)	(70.7)	(64.5)
Eliminations	1.6	(0.2)	1.4	(0.9)

Segment Profit	30.1	13.0	151.8	125.5
Reconciliation to Income before Income Taxes:
(Gains) losses and other expenses	—	1.0	1.9	(7.9)
Restructurings	—	(0.8)	—	7.8
Interest Expense, net	6.9	6.8	28.7	31.8
Other	(1.3)	(0.3)	(2.5)	(0.9)

	$24.5	$6.3	$123.7	$94.7

(a)	In the third quarter of 2002, the Company formed joint ventures with Outokumpu Oyj by selling to Outokumpu Oyj a 55% interest in the Company’s heat transfer business segment for approximately $55 million in cash and notes. The Company accounts for its remaining 45% interest using the equity method of accounting and includes such amounts in the Corporate and other segment. The historical net sales, results of operations and total assets of the Corporate and other segment have been restated to include the portions of the heat transfer business segment that was sold to Outokumpu Oyj. The results of operations of the heat transfer business segment now presented in the Corporate and other segment were $(0.4) million and $(2.2) million for the three months and twelve months ended December 31, 2003, respectively. The historical net sales were $1.1 million and $129.3 million for the three months and twelve months ended December 31, 2002, respectively. The results of operations were $(0.9) million and $(3.7) million for the three months and twelve months ended December 31, 2002, respectively.

(b)	Segment profit is based upon income from operations included in the accompanying consolidated statements of operations excluding restructuring charges and other operating gains, losses and expenses.

LENNOX INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2003 and December 31, 2002
(In millions, except share data)

ASSETS

	December 31,	December 31,
	2003	2002

CURRENT ASSETS:
Cash and cash equivalents	$76.9	$76.4
Accounts and notes receivable, net	465.7	307.3
Inventories	230.4	219.7
Deferred income taxes	33.7	33.3
Other assets	43.7	38.4

Total current assets	850.4	675.1
PROPERTY, PLANT AND EQUIPMENT, net	234.4	231.0
GOODWILL, net	449.4	420.8
DEFERRED INCOME TAXES	59.5	74.4
OTHER ASSETS	139.4	112.1

TOTAL ASSETS	$1,733.1	$1,513.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term debt	$3.7	$9.3
Current maturities of long-term debt	21.4	13.9
Accounts payable	260.6	247.6
Accrued expenses	289.0	253.9
Income taxes payable	38.0	12.8

Total current liabilities	612.7	537.5
LONG-TERM DEBT	337.3	356.7
POSTRETIREMENT BENEFITS, OTHER THAN PENSIONS	13.8	13.5
PENSIONS	94.1	85.4
OTHER LIABILITIES	79.4	75.8

Total liabilities	1,137.3	1,068.9

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value, 200,000,000 shares authorized, 64,364,149 shares and 63,039,254 shares issued for 2003 and 2002, respectively	0.6	0.6
Additional paid-in capital	421.8	404.7
Retained earnings	225.9	171.3
Accumulated other comprehensive loss	(2.7)	(79.6)
Deferred compensation	(18.7)	(21.8)
Treasury stock, at cost, 3,043,916 and 3,009,656 shares for 2003 and 2002, respectively	(31.1)	(30.7)

Total stockholders’ equity	595.8	444.5

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,733.1	$1,513.4

LENNOX INTERNATIONAL INC. AND SUBSIDIARIES
Reconciliation to U.S. GAAP (Generally Accepted Accounting Principles) Measures
(In millions, except ratio data)

Free Cash Flow

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,

	2003	2002	2003	2002

Net Cash Provided by Operating Activities	$37.5	$54.2	$55.4	$167.9
Purchases of Property, Plant and Equipment	(19.0)	(2.8)	(41.2)	(22.7)
Change in Asset Securitization	86.0	60.8	99.0	44.1
Cash Restructuring Charges	—	(0.7)	—	1.2

Free Cash Flow	$104.5	$111.5	$113.2	$190.5

Operational Working Capital

	Dec. 31,	December 31, 2003	Dec. 31,	December 31, 2002
	2003	Trailing 12 Mo. Avg.	2002	Trailing 12 Mo. Avg.

Accounts and Notes Receivable, Net	$465.7		$307.3
Allowance for Doubtful Accounts	19.2		23.1
Asset Securitization	—		99.0

Accounts and Notes Receivable, Gross	484.9	$515.8	429.4	$527.0
Inventories	230.4		219.7
Excess of current Cost Over Last-in, First-out	47.6		47.2

Inventories Adjusted	278.0	306.3	266.9	324.5
Accounts Payable	(260.6)	(238.5)	(247.6)	(259.9)

Operational Working Capital (a)	502.3	583.6	448.7	591.6
Net Sales, Trailing Twelve Months (b)	3,087.3	3,087.3	3,025.8	3,025.8

Operational Working Cap. Ratio (a/b)	16.3%	18.9%	14.8%	19.6%

Note:	Management uses free cash flow and operational working capital, which are not defined by US GAAP, to measure the Company’s operating performance. Free cash flow and operational working capital are also two of several measures used to determine incentive compensation for certain employees.

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